EXHIBIT 10.1

EMPLOYMENT AGREEMENT BETWEEN

BEVERLY NATIONAL CORPORATION AND MICHAEL O. GILLES

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of the 29th day of August, 2005 by and among Beverly National Corporation, a Massachusetts corporation, its subsidiary, Beverly National Bank, a national banking association having its principal place of business at 240 Cabot Street in Beverly, Massachusetts 01915 (which are collectively or individually referred to as the “Bank”), and Michael O. Gilles an individual, with a principal residence of 74 Oak Trail, Bolton, Massachusetts 01740 (the “Employee”).

WITNESSETH THAT:

WHEREAS the Bank wishes to employ the Employee as the Executive Vice President and Chief Financial Officer of the Bank; and

WHEREAS the Employee desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The period of employment of the Employee under this Agreement shall be deemed to commence as of August 29, 2005 and shall continue in effect through August 28, 2006. On July 28, 2006 and on each subsequent anniversary thereof, the term of this Agreement shall automatically extend for an additional year unless, not later than 30 days prior thereto, either party notifies the other by written notice of his or its intent not to extend the same. Notwithstanding the foregoing provisions of this Section 1, his employment shall terminate in any event upon the Employee’s attainment of age sixty-six (66), at which time the Employee may, with the consent of the Bank, remain an employee-at-will, and the Employee may resign from, and terminate his employment by, the Bank at any time upon sixty (60) days prior written notice to the Bank.

2. Title. At all times during the term hereof, the Bank shall employ the Employee as its Executive Vice President and Chief Financial Officer. In such capacity, the Employee shall be assigned only such duties and tasks as are appropriate for a person in the position of Executive Vice President and Chief Financial Officer, and he shall be subject to the supervision of the President of the Bank. The Bank shall employ the Employee on full-time basis, and (subject to the last sentence of this paragraph) the Employee shall devote his full time and professional efforts to the performance of his duties as Executive Vice President and Chief Financial Officer of the Bank. It is the intention of the Bank and the Employee that the Employee shall have full authority as the principal financial officer of the Bank. The Bank encourages participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Bank shall have the right to approve the Employee’s participation on such other boards and committees as may conflict with the Bank’s own business or demands upon the Employee’s time.

3. Compensation and Benefits.

(a) Base Compensation. The Bank shall pay to the Employee a base annual salary in the amount of One Hundred Sixty-two Thousand Dollars ($162,500.00), in accordance with the normal pay practices of the Bank for officers. The base annual salary of the Employee shall be adjusted upward from time to time in the sole discretion of the Bank, in which case such increased amount shall thereafter constitute the Employee’s base annual salary. It is the intention of the Bank to compensate the Employee at a level at least comparable to the compensation of persons employed in the position of Executive Vice President and Chief Financial Officer of companies engaged in New England in activities substantially similar to those of the Bank and having approximately the same combined gross assets as the Bank.

(b) Benefits. At all times during the term of this Agreement, the Bank shall provide or cause to be provided to the Employee the benefits set forth on Exhibit A to this Agreement, together with such other benefits as may from time to time be provided generally for executive officers of the Bank. The Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Internal Revenue Code and applicable Treasury regulations.

4. Non-Competition. At all times during which the Employee is employed by the Bank under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten (10) percent of any securities publicly traded in the market) compete within (i) the Cities of Beverly and Danvers, Massachusetts, or the Towns of Hamilton, Manchester and Topsfield, Massachusetts, or (ii) municipalities contiguous to the Cities of Beverly and Danvers, Massachusetts, the Town of Hamilton, Massachusetts, the Town of Manchester, Massachusetts, and the Town of Topsfield, Massachusetts or (iii) any other Cities or Towns in which the Bank may locate during the term of this Agreement, with the business of the Bank, as such businesses are constituted at any time during the term of this Agreement. For purposes of this Section 4, the Employee’s ownership of or employment by an institution doing business in Beverly, Massachusetts, Danvers, Massachusetts, Hamilton, Massachusetts, Manchester, Massachusetts or Topsfield, Massachusetts, in municipalities contiguous to Beverly, Danvers, Hamilton, Manchester or Topsfield, Massachusetts or in such other Cities or Towns, but having its principal place of business elsewhere, shall not constitute competition hereunder so long as the Employee does not solicit business in Beverly, Danvers, Hamilton, Manchester or Topsfield, Massachusetts, in such contiguous municipalities, or in such other Cities or Towns, as the case may be.

5. No Solicitation of Employees. At all times during which the Employee is employed under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his employment any employee of the Bank or its subsidiaries. This Section shall not apply to solicitation by a future employer of Employee who takes such actions without the assistance or consent of the Employee.

6. No Disclosure of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Bank any knowledge of information with respect to confidential or secret data, procedures or techniques of the Bank, provided, however, that nothing in this Section 6 shall prevent the disclosure by the Employee of any such information which at any time comes in to the public domain other than as a result of the violation of the terms of this Section 6 by the Employee or which is otherwise lawfully acquired by the Employee.

7. Termination of Employment. The employment of the Employee shall terminate on the earliest to occur of the following dates:

(a) The expiration of the term hereof as provided in Section 1 hereof or as from time to time extended;

(b) The Employee’s resignation from the Bank or the death or disability of the Employee;

(c) Upon the election of the Bank, for Cause, as hereinafter defined, after ten (10) business days’ prior written notice to the Employee. For purposes of this Agreement, the Bank shall be deemed to have “Cause” to terminate the employment of the Employee under this Agreement only if:

(i) The Employee is convicted by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust;

(ii) The Employee shall commit an act of fraud materially evidencing bad faith toward the Bank, its parent, any of its subsidiaries or any affiliates;

(ii) The Employee fails (after demand and an opportunity to correct as set forth below) to substantially perform the duties reasonably assigned to him by the President of the Bank which are normal and customary for an Employee in a similar position in a substantially similar company in Massachusetts (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness). The President shall first make a written demand for substantial performance to Employee. Such demand shall specifically identify the objective and reasonable standards which the President believes that Employee has not substantially performed such duties. Such demand shall also specify a reasonable time for Employee to demonstrate objectively to the President of the Bank that he has substantially performed the duties reasonably assigned to him.

(d) At the election of the Employee, for Good Reason, as hereinafter defined, after ten (10) business days written notice of the basis thereof to the Bank if during such period the Bank shall not cure the basis thereof. For the purpose of this Agreement, the Employee shall be deemed to have “Good Reason” to terminate his employment only if the Bank is in material breach of this Agreement or any other written agreement the Bank may have with the Employee.

(e) Upon the election of the Bank, without Cause (as hereinabove defined), after ten (10) business days prior written notice to the Employee.

8. Payments Upon Termination of Employment.

(a) Payments Upon Death. If at any time while he is employed hereunder the Employee shall die, in addition to all other benefits to which he or his personal representatives may be entitled, the Bank shall pay to his designated beneficiary or, if no such beneficiary exists, to his estate, for a period of three (3) months following the Employee’s death, such amounts of base annual salary as the Employee would have been entitled to receive during said period (and at the times he would have been entitled to receive them) had he remained alive.

(b) Payments Upon Disability. If at any time during the term of this Agreement, in the opinion of a physician mutually agreeable to the Bank and the Employee, the Employee shall be determined to be unable to render services hereunder due to physical or mental illness or accident, in addition to all other benefits to which he or his personal representatives may be entitled, the Employee shall be entitled to receive all benefits payable to him under the Bank’s long-term disability income plan. Notwithstanding the above, the Employee will be deemed to be disabled if he has been unable for one hundred eighty (180) consecutive days to render services required to be rendered by him during the term hereof.

(c) Payments upon Expiration of Term Without Renewal. In the event that employment pursuant to this Agreement shall expire without renewal, the Employee shall be entitled to receive compensation through the date of expiration of this Agreement.

(d) Payments Upon Termination Without Cause or Termination for Good Reason. If at any time during the term of this Agreement (as provided in Section 1 hereof) the employment of the Employee is terminated (i) voluntarily for Good Reason or (ii) involuntarily for any reason except for termination for Cause under Section 7(c), as heretofore defined, then in such case:

(i) Within five days after such termination, the Bank shall pay to the Employee (or to his personal representative in case of death), the sum of all accrued and unpaid compensation through the date of such termination, plus a lump sum amount equal to one-twelfth of Employee’s base annual salary as in effect as of the date of such termination times the number of months remaining until the expiration of the term of this Agreement (as provided in Section 1 hereof).

(ii) The Bank shall maintain or cause to be maintained in effect for the Employee for a period of twelve months following such termination, at the Bank’s sole expense, all group insurance (including life, health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit-sharing plan, and the Bank’s employee stock ownership plan), in which the Employee was participating at any time during the twelve (12) months preceding such termination.

(iii) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d) by seeking employment or otherwise.

In the event that the Employee’s participation in any of the foregoing plans, programs or arrangements (including those contemplated by Subsection (d) hereof) is barred by law or otherwise, or in the event that any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Bank shall provide the Employee with benefits substantially similar to those to which the Employee was entitled immediately prior to the date of his termination of employment. Upon expiration of the period of coverage provided hereunder, the Employee shall be provided with the opportunity to have assigned to him at no cost and with no appointment of prepaid premiums any assignable insurance owned by the Bank or any of its subsidiaries and relating specifically to the Employee.

9. Payments upon Termination for Cause. If at any time during the term of this Agreement, Employee is terminated for Cause pursuant to Section 7(c) hereof, the Bank shall pay Employee, to the extent it has not been previously paid, an amount equal to Employee’s full base salary through the date of Employee’s termination of employment at the rate in effect at that time and the Bank shall have no further obligation to Employee under this Agreement.

10. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

(a)	To the Bank:	Beverly National Corporation and
Beverly National Bank
240 Cabot Street
Beverly, Massachusetts 01915
Attention: President

(b)	To the Employee:	Mr. Michael O. Gilles
74 Oak Trail
Bolton, Massachusetts 01740

Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Bank will pay the Employee promptly an amount equal to his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and shall provide or cause to be provided to the Employee all compensation, benefits and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 11 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his right to be paid as specified in this Section 11.

12. Miscellaneous.

(a) Indemnification. During the period of his employment hereunder, the Bank agrees to indemnify the Employee in his capacity as an officer of the Bank to the maximum extent permitted under the laws of the Commonwealth of Massachusetts and applicable banking rules and regulations. The provisions of this Section 12(a) shall survive expiration or termination of this Agreement for any reason whatsoever.

(b) Legal Fees. The Bank shall pay to the Employee all reasonable legal fees and expenses incurred by him in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Employee’s favor.

(c) Entire Agreement. This Agreement and the Change in Control Agreement of even date herewith constitute all the Agreements between the parties and this Agreement may not be changed except by a writing duly executed and delivered by the Bank and the Employee in the same manner as this Agreement.

(d) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Employee agrees that it supersedes in all respects any prior employment agreement between the Bank and the Employee.

(e) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Bank and inure to the benefit of the Bank and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Time is of the Essence. It is expressly understood by the Obligors that time is of the essence in performance of all terms and conditions of this Agreement.

(g) Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties hereto, each of which shall constitute one and the same instrument.

(h) Captions. The caption of the sections of this Agreement are for the purpose of convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restate any of the provisions in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

ATTEST:	BEVERLY NATIONAL CORPORATION

/s/ Diane M. Horne	By:	/s/ Donat A. Fournier
Donat A. Fournier
President and Chief Executive Officer

MICHAEL O. GILLES

/s/ Michael O. Gilles
Michael O. Gilles

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

BY AND BETWEEN

BEVERLY NATIONAL BANK

AND

MICHAEL O. GILLES

DATED: August 29, 2005

1.	Automobile - The Employee shall be entitled an automobile allowance in an amount to be mutually agreed upon. The initial amount of such allowance shall be $700 per month.

2.	Vacation - The Employee shall be entitled to twenty-five (25) days paid vacation in each calendar year during the term of the Agreement, earned at a rate of 2.083 days per month. A vacation period should not be for more than four weeks and at least one vacation period shall be for not less than two weeks. The Employee shall also be entitled to all paid holidays recognized by the Bank.

3.	Conventions, Seminars and Travel - The Employee shall be entitled at no expense to the Employee to attend conventions and seminars consistent with the business of the Bank and his position therewith.

4.	General Reimbursement - The Employee shall be entitled to reimbursement for any and all expenses incurred by him reasonably related to and incurred on account of advancement of the interests of the Bank.

5.	Retirement Plan - The Employee shall be entitled to participate in the Bank’s retirement plan as amended from time to time, commencing on January 1st following one (1) year of employment.

6.	401(k) Profit Sharing Plan - The Employee shall be entitled to participate in the Bank’s 401(k) profit sharing plan as amended from time to time, beginning after ninety (90) days of employment, except that there shall be no matching by the Bank until completion of one (1) year of employment.

7.	Plan - The Employee shall be entitled to participate in the Bank’s benefit plans in effect from time to time.

8.	Employee Stock Ownership Plan - The Employee shall be entitled to participate in the Bank’s parent’s employee stock ownership plan in effect from time to time, commencing on January 1st following one (1) year of employment.

9.	Insurance - The Employee shall be entitled to participate in all insurance programs and benefits as outlined and subject to the limitations contained in the Summary of Employee Benefits maintained by the Bank or the Bank including life, health, accident and disability. The Bank shall reimburse Employee for his COBRA health insurance cost prior to Employee’s eligibility under the Bank’s health insurance plan. The Bank shall provide Employee with group term life insurance equal to Employee’s annual salary amount. Employee may purchase, at his cost, additional group term life insurance up to an aggregate of $300,000.

10.	Sick Days - Employee will be entitled to 0.75 paid sick days per each month of employment.

11.	Bank’s Incentive Plan - The Employee will be entitled to participate in the Bank’s incentive plan in effect from time to time. Targets are determined annually at budget time. Awards for Executive Vice Presidents range from 0% to 30% of cash compensation of Executive Vice Presidents.

12.	Change in Control Protection - The protection is set forth in the separate agreement dated as of the date hereof.